Exhibit 4.11

The Directors

RedCloud Holdings PLC (the “Company”)

50 Liverpool Street

London, England

EC2M 7PY

February 17, 2025

Dear Sirs and Madams

Application for shares in the capital of the Company

We refer to the facility agreements entered into between RedCloud Technologies Limited (“RTL”), Christina Elisabeth Byland (“Byland”), HRK Participations SA (“HRK”), and Nikolaus Senn (“Senn” and together with Byland and HRK, the “Lenders”):

(i)	dated 30 September 2024 (the “Consolidated Loan Agreement”) pursuant to which Byland loaned RTL £24,890,841.64 (the “Original Byland Loan Amount”), HRK loaned RTL £1,035,362.19 (the “Original HRK Loan Amount”), and Senn loaned RTL £1,035,362.19 (the “Outstanding Senn Loan Amount”);

(ii)	dated 17 October 2024 (the “October 24 Loan Agreement”) pursuant to which Byland loaned RTL £2,000,000 (the “CB Oct Principal Amount”); and

(iii)	dated 19 December 2024 (together with the October 24 Loan Agreement, the “Relevant Loan Agreements #1”) pursuant to which Byland loaned RTL £2,800,000 (together with the CB Oct Principal Amount, the “Relevant CB Principal Amount #1”).

We refer to the facility agreement entered into between the Company and the Lenders dated 27 January 2025 pursuant to which Byland loaned the Company £1,500,000 (together with the Original Byland Loan Amount, the “Relevant CB Principal Amount #2”).

We refer to the letter agreement dated 2 October 2024 between RTL and the Lenders pursuant to which HRK agreed that £50,000 of the Original HRK Loan Amount be capitalised and applied in paying up 1 redeemable preference share of £49,999.999 in the capital of RTL. Accordingly, the Original HRK Loan Amount is to be treated as reduced by £50,000, leaving a total outstanding principal of £985,362.19 (the “Outstanding HRK Loan Amount”) owed to HRK.

We refer to the letter agreement dated 30 January 2025 between the Company, RTL, and the Lenders (the “January 2025 Subscription Letter”).

Termination of the January 2025 Subscription Letter

With effect from the date of this letter, the parties agree that the January 2025 Subscription Letter shall hereby be terminated, without any notice or further action being required, and shall have no further force or effect.

Each party with effect from the date of this letter:

(i)	unconditionally and irrevocably releases and discharges each of the other parties from all their respective obligations, covenants and undertakings arising under the January 2025 Subscription Letter and waives, releases and discharges any and all rights and/or claims against each of the other parties in respect of the January 2025 Subscription Letter; and

(ii)	confirms that no party shall be entitled to exercise (and each party hereby waives) any rights to make any claim against any of the others under or in relation to the January 2025 Subscription Letter.

Novation of Relevant Loan Agreements #1

It is noted that the Consolidated Loan Agreement was novated to the Company pursuant to a deed of novation dated 11 October 2024, entered into between the Company, RTL, and the Lenders.

It is noted that the commercial intentions between the Lenders, RTL and the Company is that the Company be the Borrower under the Relevant Loan Agreements #1. Accordingly, the Company agrees with RTL and the Lenders that it will be bound by the Relevant Loan Agreements #1 from the date of this letter and shall be able to enforce the terms of the Relevant Loan Agreements #1 as if it were a party to the Relevant Loan Agreements #1 in place of the RTL and undertakes:

(i)	to RTL that it will discharge all of RTL’s liabilities and perform all RTL’s obligations under the Relevant Loan Agreements #1 due to be discharged or performed on or after the date of this letter; and

(ii)	to the Lenders that it will discharge all of RTL’s outstanding liabilities and perform all RTL’s outstanding obligations under the Relevant Loan Agreements #1 whether or not due to be discharged or performed before the date of this letter.

Without prejudice to the liabilities and obligations now owed between the Company and the Lenders, the Lenders and RTL each release the other from all outstanding obligations under the Relevant Loan Agreements #1 and from all liabilities arising under it whether arising before or after the date of this letter.

Each Lender agrees with the Company that it will, and undertakes to the Company to, discharge all their outstanding liabilities and perform all their outstanding obligations under the Relevant Loan Agreements #1 whether or not due to be discharged or performed before the date of this letter.

RTL agrees with the Company that it will, and undertakes to the Company to, discharge all the Company’s liabilities and perform all the Company’s obligations under the Relevant Loan Agreements #1 arising and due to be discharged or performed before the date of this letter.

Capitalisation of Relevant CB Principal Amount #1

Subject to and conditional upon the listing of the Company’s share capital on Nasdaq, Byland hereby applies for the allotment to her of ordinary shares of £0.002 each in the capital of the Company (the “Byland Discount Shares”), credited as fully paid for a price per share which is equal to a 25% discount of the IPO strike price (with such price being a GBP figure converted from USD using the agreed upon exchange rate of £1:$1.25) (the “Share Price #1”).

Byland agrees that the Relevant CB Principal Amount #1 be capitalised and applied in paying up the aggregate Share Price #1 for the Byland Discount Shares to be allotted to her, being £4,800,000.

Byland notes that it is not intended that: (i) any amount of the Relevant CB Principal Amount #2, the Outstanding Senn Loan Amount, or the Outstanding HRK Loan Amount, and (ii) any of the interest payable on the Relevant CB Principal Amount #1, the Relevant CB Principal Amount #2, the Outstanding Senn Loan Amount, or the Outstanding HRK Loan Amount is to be capitalised for the purposes of paying up the Byland Discount Shares. For the avoidance of doubt any interest which has accrued on the Relevant CB Principal Amount #1 up to the date of this letter will remain payable in accordance with the terms of the Relevant Loan Agreements #1 as applicable.

Conditionally upon allotment to Byland of the Byland Discount Shares, Byland requests and authorises the Company to enter her name in the Company’s register of members as holder of the Byland Discount Shares allotted to her and to send to her a share certificate in respect thereof pursuant to this application. Byland acknowledges that her application is made on the basis that she will hold any such Byland Discount Shares allotted to her subject to the articles of association of the Company (as amended from time to time).

Capitalisation of Remaining Principal Amounts

Subject to and conditional upon the listing of the Company’s share capital on Nasdaq:

(i)	HRK agrees that the Outstanding HRK Loan Amount be capitalised and applied in paying up to them 246,340 ordinary shares of £0.002 each in the capital of the Company, credited as fully paid for a price per share of £4.00 (being a USD price of $5.00 per share converted into GBP using the agreed upon exchange rate of £1:$1.25) (the “HRK Capitalisation Shares”);

(ii)	Senn agrees that the Outstanding Senn Loan Amount be capitalised and applied in paying up to him 258,840 ordinary shares of £0.002 each in the capital of the Company, credited as fully paid for a price per share of £4.00 (being a USD price of $5.00 per share converted into GBP using the agreed upon exchange rate of £1:$1.25) (the “Senn Capitalisation Shares”); and

(iii)	Byland agrees that the Relevant CB Principal Amount #2 be capitalised and applied in paying up to her 6,597,710 ordinary shares of £0.002 each in the capital of the Company, credited as fully paid for a price per share of £4.00 (being a USD price of $5.00 per share converted into GBP using the agreed upon exchange rate of £1:$1.25) (together with the HRK Capitalisation Shares and the Senn Capitalisation Shares, the “Capitalisation Shares”).

The Lenders note that it is not intended that (i) any amount of the Relevant CB Principal Amount #1, and (ii) any of the interest payable on the Relevant CB Principal Amount #1, the Relevant CB Principal Amount #2, the Outstanding Senn Loan Amount, or the Outstanding HRK Loan Amount is to be capitalised for the purposes of paying up the Capitalisation Shares. For the avoidance of doubt any interest which has accrued on the Relevant CB Principal Amount #2, the Outstanding Senn Loan Amount, or the Outstanding HRK Loan Amount up to the date of this letter will remain payable in accordance with the terms of the relevant loan agreements as applicable.

Conditionally upon allotment to the Lenders of such number of the Capitalisation Shares, the Lenders request and authorise the Company to enter their name in the Company’s register of members as holder of such number of Capitalisation Shares to be allotted to them and to send to them a share certificate in respect thereof pursuant to this application. The Lender acknowledges that their application is made on the basis that they will hold any such Capitalisation Shares allotted to them subject to the articles of association of the Company (as amended from time to time).

Yours faithfully

EXECUTED as a deed by Hans Rudolf Kunz as attorney for and on behalf of	)
CHRISTINA BYLAND	)	/s/ Hans Rudolf Kunz
in the presence of	)

Witness signature:

Name:

Address:

EXECUTED as a deed by Hans Rudolf Kunz as attorney for and on behalf of	)
NIKOLAUS SENN	)	/s/ Hans Rudolf Kunz
in the presence of	)

Witness signature:

Name:

Address:

EXECUTED as a deed by Hans Rudolf Kunz as attorney for and on behalf of	)
HRK PARTICIPATIONS SA	)	/s/ Hans Rudolf Kunz
in the presence of	)

Witness signature:

Name:

Address:

Agreed and accepted by:

EXECUTED as a deed by	)
REDCLOUD HOLDINGS PLC	)	/s/ Hans Rudolf Kunz
acting by a director	)
in the presence of	)

Witness signature:

Name:

Address:

EXECUTED as a deed by	)
REDCLOUD TECHNOLOGIES LIMITED	)	/s/ Hans Rudolf Kunz
acting by a director	)
in the presence of	)

Witness signature:

Name:

Address: